EXHIBIT 11

                    THE BANK OF NEW YORK COMPANY, INC.
                 Computation of Earnings Per Common Share
                  (In millions, except per share amounts)

                                             For the Three     For the Nine
                                             Months Ended      Months Ended
                                             September 30,     September 30,
                                             1997     1996     1997     1996
                                             ----     ----     ----     ----

Weighted Average Number of Shares             377      386      382      389

Shares Assumed to be Issued on Conversion:
   Warrants                                    17       21       17       21
                                            -----    -----    -----    -----

Weighted Average Number of Shares
 of Common Stock for Primary Computation      394      407      399      410

Shares Assumed to be Issued on Conversion:
   Debentures                                   -        5        -        8
   Warrants                                     -        2        1        4
                                            -----    -----    -----    -----
Weighted Average Number of Shares of
 Common Stock Assuming Full Dilution          394      414      400      422
                                            =====    =====    =====    =====


Net Income                                  $ 273    $ 249    $ 806    $ 770

Dividend Requirements on Preferred Stock        3        3        7        8
                                            -----    -----    -----    -----
Net Income Available
 to Common Shareholders                       270      246      799      762

Interest on Convertible
 Debentures, Net of Tax                         -        1        -        3
                                            -----    -----    -----    -----
Net Income Available to Common
 Shareholders, Assuming Full Dilution       $ 270    $ 247    $ 799    $ 765
                                            =====    =====    =====    =====
Earnings Per Share:
  Primary                                   $0.69    $0.60    $2.00    $1.86

  Fully Diluted                              0.69     0.60     2.00     1.81